Exhibit 99.1
Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Christopher Maher
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE
PATRIOT NATIONAL BANCORP REPORTS QUARTERLY RESULTS AND A DECREASE IN NONPERFORMING ASSETS FOR THE FOURTH CONSECUTIVE QUARTER Stamford, Connecticut November 9, 2010, Patriot National Bancorp, Inc (NASDAQ Global Market “PNBK”), the parent of Patriot National Bank, reported the following highlights for the quarter and nine months ended September 30, 2010:
•	A decrease in nonperforming assets of $36.8 million or 25% compared to September of 2009.

•	A decrease during the quarter in the level of loans placed on nonaccrual of $16.7 million or 64% compared to the third quarter of 2009.

•	A decrease in year to date charge-offs of $2.7 million or 35% compared to the nine months ended September 30, 2009.

•	An increase in the quarterly and year to date net interest margin of 95 and 94 basis points, respectively.

•	A $1.1 million or 28% improvement in quarterly net interest income compared to the third quarter of 2009.

•	A $3.1 million or 22% improvement in year to date net interest income compared to the nine months ended September 30, 2009.

•	A $3.0 million or 21% improvement in pretax year to date results compared to the nine months ended September 30, 2009.

Patriot National Bancorp reported a pretax loss of $6.8 million for the quarter ended September 30, 2010 which represents an increase in the loss of $2.4 million or 55% compared to a pretax loss of $4.4 million for the same period last year. Included in the results for the three months ended September 30, 2010 is a charge to the provision for loan losses of $5.0 million, of which $2.2 million is attributable to adjustments made to the collateral values of certain impaired loans for which foreclosure proceedings are anticipated to be completed during the fourth quarter of 2010. The pretax loss of $11.1 million for the nine months ended September 30, 2010 represents an improvement of $3.0 million or 21% when compared to the nine months ended September 30, 2009. The net loss for the quarter ended September 30, 2010 was $6.8 million ($1.43 per share) as compared to the quarter ended September 30, 2009 during which the loss was $13.9 million ($2.93 per share). For the nine month period ended September 30, 2010 the loss was $11.3 million ($2.38 per share) as compared to a loss of $19.7 million ($4.14 per share) for the nine months ended September 30, 2009.
The quarter ended September 30, 2010 is the fourth consecutive quarter during which total nonperforming assets declined. Nonperforming assets, which consist of non-accrual loans and other real estate owned properties (“OREO”), were $108.8 million at September 30, 2010 as compared to $145.6 million at September 30, 2009; this represents an improvement of $36.8 million or 25% over the twelve month period. This decrease further supports management’s statement made in the 2009 annual earnings release, that nonperforming assets peaked during the third quarter of 2009. The $108.8 million of nonperforming assets is comprised of $7.3 million of OREO properties and $101.5 million of non-accrual loans. Of the $101.5 million in non-accrual loans, borrowers of $30.5 million or 30% of non-accrual loans consisting of 21 notes continue to make payments. The $7.3 million in OREO consists of four properties, the oldest of which was acquired in July 2009. During the nine month period ended September 30, 2010, OREO declined by $11.7 million or 61% reflecting the disposition of six properties sold by the Company.
Net interest income increased to $5.1 million for the three months ended September 30, 2010 as compared to $4.0 million for the three months ended September 30, 2009. The improvement in net interest income is primarily the result of the continuing improvement in the overall cost of funds; interest expense on deposits declined $2.6 million or 49% when compared to the same period last year. The net interest margin for the third quarter of 2010 was 2.71% which reflects the favorable impact of 19 basis points for the collection of delinquent interest payments on nonaccrual loans in the third quarter; the net interest margin for the same period last year was 1.76%.
The provision for loan losses for the nine month period ended September 30, 2010 of $6.2 million represents an improvement of $2.7 million when compared to the same period last year. The provision for loan losses of $5.0 million recorded for the third quarter of 2010 is $3.6 million higher, as described above, when compared to the same period last year.
Noninterest income of $637,000 for the three months ended September 30, 2010 represents an increase of $19,000 when compared to the same period last year. The increase is attributable to higher fees and service charges on deposit accounts partially offset by decreases in mortgage brokerage referral fees and earnings on the cash surrender value of life insurance. Noninterest expenses of $7.5 million are $11,000 or less than 1% lower than those recorded for the third quarter of 2009. Declines in professional and other outside services of $443,000 were partially offset by increases in other real estate operations of $320,000.

Balance sheet management resulted in a decrease in total assets of $78.6 million from $866.4 million at December 31, 2009 to $787.8 million at September 30, 2010. The strategy to reduce the concentrations in high risk construction and commercial real estate loans resulted in a decrease in the loan portfolio of $68.6 million from $645.2 million at December 31, 2009 to $576.6 million at September 30, 2010.
Total deposits decreased $70.3 million from $761.3 million at December 31, 2009 to $691.0 million at September 30, 2010. Much of the decrease in deposits can be attributed to Bancorp’s strategy to reduce rate sensitive deposits resulting in a lower cost of funds and an improvement in spreads. Despite the decrease in deposits, the Company continues to maintain strong levels of liquidity, which have been further augmented by the recent capital infusion.
As previously disclosed, on October 15, 2010, Bancorp and the Bank completed its recapitalization transaction with PNBK Holdings LLC, an unaffiliated entity. Pursuant to the Securities Purchase Agreement dated as of December 16, 2009, as amended, PNBK Holdings acquired 33,600,000 shares of Bancorp common stock for $50,400,000. Based on notifications from the Bank’s regulators, the Bank is considered “well capitalized” under all applicable regulatory guidelines.
Mr. Christopher Maher, President and Chief Executive Officer stated that he is encouraged by the improvements described above and pleased with the successful capital infusion. He continued by saying that this is an exciting and challenging time for the Bank as the new capital will allow for the restructuring of the balance sheet and the implementation of management’s plans to restore the Company to profitability. “I am eager to work with the directors, officers and employees who are all united in this effort”.

Patriot National Bank is headquartered in Stamford, Connecticut and currently has 19 full service branches, 16 in Connecticut and three in New York. It also has a loan production office in Stamford, CT.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(000)	(000)	(000)	(000)

Net interest income	$5,122	$4,000	$17,018	$13,932
Non-interest income	637	617	1,736	2,307
Non-interest expense	7,524	7,535	23,587	21,288
Provision for loan losses	5,025	1,453	6,264	9,009
Loss before taxes	6,790	4,371	11,097	14,058
Provision for Income Taxes	—	9,565	225	5,611
Net loss	6,790	13,936	11,322	19,669

Loans at period end	576,621	702,308	576,621	702,308
Deposits at period end	690,967	829,053	690,967	829,053
Assets at period end	787,775	937,438	787,775	937,438
Shares outstanding	4,763	4,763	4,763	4,763

Loss per share	$1.43	$2.93	$2.38	$4.14
Statements in this earnings release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance. All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control and actual results and performance may differ significantly from those contained in forward-looking statements. Bancorp intends any forward-looking statement to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Bancorp undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made. A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009.

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